Exhibit 10.2
CNO FINANCIAL GROUP, INC.
2026 ELG RESTRICTED SHARE AWARD AGREEMENT

CNO Financial Group, Inc., a Delaware corporation (the “Company”), is pleased to advise you that pursuant to the Company’s Amended and Restated Long-Term Incentive Plan (the “Plan”), the Company has granted you an Award of the number of restricted share units (“Restricted Shares”) set forth on the Company’s equity administration website (the “Award Summary”), effective as of the date set forth in the Award Summary (the “Grant Date”), subject to the terms and conditions of the Plan and the terms and conditions set forth in this award agreement (this “Agreement”). Any capitalized terms used herein and not defined herein have the meaning set forth in the Plan.
1.Restricted Shares. Each Restricted Share represents the right to receive one share of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), plus Dividend Equivalents thereon (as described in Section 5(b) below), subject to satisfaction of the service vesting criteria set forth on the Award Summary. Upon satisfaction of such vesting criteria, the shares of Common Stock that have vested will be issued to you. When issued, the shares of Common Stock shall be fully paid and nonassessable.
2.Transfer Restrictions. You may not sell, assign, transfer, convey, pledge, exchange or otherwise encumber or dispose of the Restricted Shares, except to the Company, until they have become nonforfeitable as provided in Section 3 hereof and in accordance with Section 6 of the Plan. Any purported encumbrance or disposition in violation of the provisions of this Section 2 shall be void ab initio, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Shares.
3.Vesting of Restricted Shares.
(a)Except as provided in Sections 3(b) – 3(e) and 4(b) below, the Restricted Shares shall vest and shares of Common Stock shall be issued to you only if you remain a director, officer or employee (or an approved service provider) of the Company or a Subsidiary through the vesting dates set forth on the Award Summary.
(b)In the event your employment is terminated by the Company or a Subsidiary without Cause or by you for Good Reason within six months prior to and in anticipation of or within 24 months after a Change in Control has occurred, any unvested Restricted Shares shall vest in full as of such date of termination.
(c)If your employment is terminated by the Company or a Subsidiary due to your death, any unvested Restricted Shares shall vest in full as of such date.
(d)If your employment is terminated by the Company or a Subsidiary due to your Disability, any unvested Restricted Shares shall continue to vest thereafter on the same vesting schedule as if you had remained an employee.
(e)If your employment is terminated by the Company or a Subsidiary for any reason other than Cause, death or Disability (or in connection with a Change in Control), then a pro rata portion of the next installment of the Restricted Shares shall vest and you shall be entitled to receive Common Stock for the pro rata portion as of the date of the next such installment. For purposes of the foregoing, the pro rata portion shall be calculated based on the number of days from the date on which the most recent installment of the Restricted Shares vested (or if no installments have vested, from the Grant Date) to the date of termination divided by the number of days between the date on which the most recent installment of the Restricted Shares vested (or if no installments have vested, from the Grant Date) to the date on which the next installment of the Restricted Shares is scheduled to vest.
4.Forfeiture of Restricted Shares.
(a)Except as expressly set forth in Section 4(b) below or in any written agreement between you and the Company or a Subsidiary (whether entered into prior to or after the date of this Agreement), if you cease to be (or do not become) a director, officer or employee of the Company or a Subsidiary (or cease (or do not begin) to otherwise perform services for the Company or a Subsidiary) for any reason, except as and to the extent the Restricted Shares have vested pursuant to Section 3 hereof, you shall forfeit the portion of the Restricted Shares which has not vested and the Restricted Shares so forfeited shall be cancelled.
(b)If you elect to terminate your employment with the Company or a Subsidiary and you satisfy the definition of Retirement set forth in the Plan, then any unvested Restricted Shares shall continue to vest after your retirement on the same vesting schedules as if you had remained an employee. In addition, in the event that you resign your employment with the Company and satisfy the terms and conditions set forth in the Company’s good leaver (or similar) policy as in effect from time to time in connection with such resignation, the Committee may, in the sole and absolute discretion, determine to treat your resignation as qualifying for additional vesting for the purposes of any or all of the then-unvested Restricted Shares granted under this Agreement and any or all of the then-unvested Restricted Shares granted under other agreements, in each case, even if such resignation would not otherwise qualify as a Retirement under the Plan.
5.Dividend, Voting and Other Rights.
(a)Until issuance of shares of Common Stock pursuant to Section 1 hereof, you shall have no voting or other rights of a stockholder with respect to the Restricted Shares.
(b)Dividend Equivalents. You shall have the right to receive Dividend Equivalents on Restricted Shares that become vested hereunder, payable in cash without interest, to the extent that (i) cash dividends are paid or payable on the Common Stock underlying the Restricted Shares after the date of this Agreement and prior to the issuance of shares of Common Stock underlying the Restricted Shares and (ii) the record date for such payment of cash dividends was on or after the date of this Agreement. Such Dividend Equivalents (A) shall be subject to any required tax withholding and (B) shall be payable on or about such date(s) as the underlying Common Stock is issued to you in an amount equal to the number of pre-tax gross shares of Common Stock vested in respect of your earned Restricted Shares, before share withholding to satisfy income tax withholding requirements, multiplied by the aggregate per share dividends declared and paid on or after the date of this Agreement and prior to the issuance of shares of Common Stock underlying the Restricted Shares.

6.Certain Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:
“Board” means the Board of Directors of the Company.
“Cause” means the occurrence of one or more of the following events, as determined by the Committee:
(i)commission of (a) a felony or (b) any crime or offense lesser than a felony involving the property of the Company or a Subsidiary;
(ii)conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise;
(iii)willful refusal to perform or substantial disregard of duties properly assigned; or
(iv)breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary.
“Change in Control” means the occurrence of any of the following events:
(i)the acquisition (other than an acquisition in connection with a Non-Control Transaction (as defined below)) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of “beneficial ownership” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company or its Ultimate Parent representing 51% or more of the combined voting power of the then-outstanding securities of the Company or its Ultimate Parent entitled to vote generally with respect to the election of the board of directors of the Company or its Ultimate Parent;
(ii)as a result of or in connection with a tender or exchange offer or contest for election of directors, individual board members of the Company (identified as of the date of commencement of such tender or exchange offer, or the commencement of such election contest, as the case may be) cease to constitute at least a majority of the board of directors of the Company; or
(iii)the consummation of a merger, consolidation or reorganization with or into the Company unless: (a) the stockholders of the Company immediately before such transaction beneficially own, directly or indirectly, immediately following such transaction securities representing 51% or more of the combined voting power of the then-outstanding securities entitled to vote generally with respect to the election of the board of directors of the Company (or its successor) or, if applicable, the Ultimate Parent; and (b) individual board members of the Company (identified as of the date that a binding agreement providing for such transaction is signed) constitute at least a majority of the board of directors of the Company (or its successor) or, if applicable, the Ultimate Parent (a transaction to which clauses (a) and (b) apply, a “Non-Control Transaction”).

“Committee” means the Human Resources and Compensation Committee of the Company’s Board of Directors.
“Disability” means that, solely because of injury or sickness, you are either: (i) unable to perform all the material duties of the occupation that you routinely performed just prior to the date the Disability begins; or (ii) unable to earn 80% or more of your annual salary in effect just prior to the date the Disability begins.
“Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Common Stock shall be the officially-quoted closing selling price of the Common Stock on the principal stock exchange or market on which the Common Stock is traded on the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported.
“Good Reason” means: (i) any material diminution in the nature or scope of your authority, duties or responsibilities from those you had as of the date immediately preceding the Change in Control; (ii) requiring your relocation to a location more than 50 miles from your primary location of employment immediately preceding the Change in Control without your consent; or (iii) any reduction in your base salary or target bonus opportunity without your consent.
“Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.
“Ultimate Parent” means the parent corporation (or if there is more than one parent corporation, the ultimate parent corporation) that, following a transaction, directly or indirectly beneficially owns a majority of the voting power of the outstanding securities entitled to vote with respect to the election of the board of directors of the Company (or its successor).
7.Withholding Taxes. If the Company or any Subsidiary shall be required to withhold any federal, state, local or foreign tax in connection with any issuance or vesting of Restricted Shares or other securities pursuant to this Agreement, and the amounts available to the Company or such Subsidiary for such withholding are insufficient, you shall pay the tax or make provisions that are satisfactory to the Company or such Subsidiary for the payment thereof. If permitted at such time by the Company, you may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company or such Subsidiary a portion of the Restricted Shares that become nonforfeitable hereunder, and the Restricted Shares so surrendered by you shall be credited against any such withholding obligation at the Fair Market Value of such Restricted Shares on the date of such surrender.
8.No Special Right to Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate your employment or other performance of services at any time, nor confer upon you any right to continue in the employ or as a director or officer of, or in the performance of other services for, the Company or a Subsidiary for any period of time, or to continue your present (or any other) rate of compensation or level of responsibility. Nothing in this Agreement shall confer upon you any right to be selected again as a Plan participant, and nothing in the Plan or this Agreement shall provide for any adjustment to the number of Restricted Shares upon the occurrence of subsequent events except as provided in the Plan.
9.Relation to Other Benefits. Any economic or other benefit to you under this Agreement or the Plan shall not be taken into account in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
10.Amendments to Plan. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Agreement without your consent.
11.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
12.Conformity with Plan. This Agreement and the Restricted Shares granted pursuant hereto are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By accepting this grant of Restricted Shares on the Company’s equity administration website, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.
13.Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
14.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when: (i) delivered personally; (ii) mailed by certified or registered mail, return receipt requested and postage prepaid; or (iii) sent by reputable overnight courier, to the recipient. Such notices, demands and other communications shall be sent to you at the address on file with the Company and to the Company at 11299 Illinois Street, Suite 200, Carmel, Indiana 46032, Attn: General Counsel, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

15.Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE PROVISIONS OF FEDERAL LAW.
16.Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
17.Entire Agreement. This Agreement, any written agreement between you and the Company or a Subsidiary to the extent contemplated by Section 4(a) hereof, and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your acquisition of the Restricted Shares.
18.Section 409A. The Restricted Shares awarded hereunder are intended to be Non-409A Awards (as defined in the Plan) and are at all times intended to comply with Section 409A of the Code, as provided under the Plan. To the extent that Section 409A(a)(2)(B)(i) (regarding certain payments to “key employees” in connection with a separation from service) requires the Company to delay payment and/or other delivery beyond the date(s) otherwise specified in this Agreement, the Company shall pay such amounts to you upon the earliest date permitted under Section 409A(a)(2)(B)(i) of the Code without incurring excise tax.
19.Clawback Policy. The Company’s Board of Directors has adopted a Clawback Policy applicable to Covered Executives (as defined in the policy). Such policy may be amended from time to time and is available on the Company’s intranet at https://mycno.unily.com. If you have been designated by the Committee (or its delegate) as a Covered Executive, this Restricted Share Award is bound by the terms of the Clawback Policy, including without limitation all provisions relating to the recoupment of any vested portion of the Award.
20.Electronic Delivery. The Company may deliver any documents related to current or future participation in the Plan by electronic delivery at its sole discretion. You hereby consent to receive such documents by electronic delivery and agree to participate in an online system established and maintained by the Company or its third-party equity plan administrator. By electronically accepting this Agreement, you agree to be bound by the terms and conditions in the Plan and this Agreement.
Details of the Award are set forth in the Award Summary available on the Company’s equity administration website.
To execute this Agreement and confirm your understanding and acceptance of the agreements contained, you must click the “Accept” button on the Company’s equity administration website. Acceptance may be required within a certain number of days from the Grant Date in accordance with instructions and/or announcements provided by the Company to you, and failing to accept this Award within the Company’s third-party equity plan administrator’s system within such number of days may constitute grounds for forfeiture of this Award in the Company’s sole discretion.

Very truly yours,
CNO FINANCIAL GROUP, INC.
By: Yvonne K. Franzese, Chief Human Resources Officer